The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


       Subject to Completion, Pricing Supplement dated December 30, 2003

PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 25 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-83616
Dated August 26, 2003                                    Dated            , 2004
                                                                  Rule 424(b)(3)

                                    $
                                 MORGAN STANLEY
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                  % Capital Protected Notes due March 30, 2011
                Based on the Value of the MSCI(R) EAFE(R) Index

The notes will pay    % interest per year. In addition, at maturity you will
receive for each note the principal amount of $25, plus a supplemental redemption amount, if any, based on the performance of the MSCI EAFE Index, which we refer to as the Index, over the term of the notes.

o    The principal amount and issue price of each note is $25.

o    We will pay    % interest (equivalent to $         per year) on the $25
     principal amount of each note. Interest will be paid semi-annually, beginning September 30, 2004.

o At maturity, you will receive per note the principal amount of $25 plus the supplemental redemption amount, if any. The supplemental redemption amount will be equal to the amount by which the index-linked performance
     amount exceeds $        , the total amount of interest payable over the
     term of the notes, which we refer to as the minimum return on the notes.

     o The index-linked performance amount is equal to $25 multiplied by the percentage change in the final average index value over the initial index value.

     o   The initial index value will equal         , the closing value of the
         Index on the day we offer the notes for initial sale to the public.

     o The final average index value will equal the arithmetic average of the closing values of the Index on March 30, 2005, March 30, 2006, March 30, 2007, March 30, 2008, March 30, 2009, March 30, 2010 and March 28,
         2011.

o If the index-linked performance amount is less than or equal to the minimum return on the notes, you will receive only the principal amount of the notes at maturity and will not receive any supplemental redemption amount.

o Investing in the notes is not equivalent to investing in the Index or its component stocks.

o We will apply to list the notes under the proposed symbol "EFP" on the American Stock Exchange LLC.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The Notes involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-6.

                             ----------------------
                               PRICE $25 PER NOTE
                             ----------------------

                                  Price to           Agent's        Proceeds to
                                  Public(1)        Commissions       Company(1)
                                 ----------        -----------      -----------
Per Note.....................        $                $                $
Total........................        $                $                $
(1)   Plus accrued interest, if any, from the original issue date.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of the MSCI(R) EAFE(R) Index, which we refer to as the Index. These notes combine features of debt and equity
by offering interest payments of    % per year and, at maturity, repayment of
the issue price and the opportunity to participate in the upside potential of the underlying Index as measured by the supplemental redemption amount.

     "MSCI" and "EAFE" are service marks of Morgan Stanley Capital International and will be licensed for use by Morgan Stanley.


Each note costs $25          We, Morgan Stanley, are offering you    % Capital
                             Protected Notes due March 30, 2011 Based on the
                             Value of the MSCI EAFE Index. The principal amount and issue price of each note is $25.

     % interest on the       We will pay interest on the notes, at the rate of
principal amount                % of the principal amount per year,
                             semi-annually on each March 30 and September 30, commencing September 30, 2004 to and including the Maturity Date.



Payment at maturity          At maturity, you will receive for each note the
                             principal amount of $25 per note and the final semi-annual interest payment on the notes plus a supplemental redemption amount equal to the amount, if any, by which (i) the index-linked performance amount exceeds (ii) the minimum return on the notes, as described below. The index-linked performance amount is based on the percentage change in the final average index value over the initial index value. The initial index value is
                                     , the closing value of the Index on the
                             day we offer the notes for initial sale to the public. The final average index value will be the arithmetic average of the closing values of the Index on the seven determination dates during the life of the notes.

                                        Minimum Return on the Notes

                             The minimum return on the $25 principal amount of
                             each note is $        , which represents the total
                             interest payments of    % per year payable over
                             the term of notes.

                              Payment at Maturity Linked to the MSCI EAFE Index

                             We will pay you $25 per note at maturity, plus the supplemental redemption amount, if any.

                             The supplemental redemption amount will be equal to the amount by which

                             o   the index-linked performance amount

                             exceeds

                             o   $       , the minimum return on the notes

                             where

                                Index-linked          (Final Average Index Value - Initial Index Value)
                                 Performance  = $25 x -------------------------------------------------
                                   Amount                             Initial Index Value


                                     PS-3


                             and

                                 Initial Index
                                     Value      =     the Index closing value on the day we offer the notes
                                                      for initial sale to the public

                                 Final Average        the arithmetic average of the Index closing values on the
                                 Index Value    =     determination dates as calculated by the calculation agent on the final determination date

                                 Determination        March 30, 2005, March 30, 2006, March 30, 2007, March 30,
                                     Dates      =     2008, March 30, 2009, March 30, 2010 and March 28, 2011,
                                                      in each case subject to adjustment in the event of certain market disruption events

                             If the index-linked performance amount does not
                             exceed $        , the minimum return on the notes,
                             you will not receive any supplemental redemption amount. The final average index value must
                             increase by at least    % from the initial index
                             value for you to receive a supplemental redemption amount at maturity of the notes.

                             The minimum return amount on each $25 principal
                             amount of notes will equal $        , which is the
                             total amount of the interest payments payable per note. The payment to you of interest, the principal amount and the supplemental redemption amount, if any, upon maturity of the notes will be determined in U.S. Dollars.

                             You can review the historical values of the Index in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of ordinary dividends on the stocks that underlie the Index is not reflected in the value of the Index and, therefore, has no effect on the calculation of the payment at maturity.

MSCI EAFE Index              The Index is a stock index calculated, published
                             and disseminated daily by Morgan Stanley Capital
                             International Inc., or MSCI, a majority-owned subsidiary of Morgan Stanley, and is comprised of the equity securities underlying the MSCI indexes of 21 selected countries in Europe, Australia and the Far East. Closing prices of the equity securities underlying the MSCI indexes, which we refer to as component securities, are converted into U.S. dollars for purposes of calculating the value of the Index. Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade. For further information regarding the Index and currency exchange rate risk, see "Risk Factors--The notes are subject to currency exchange risk" and "Description of Notes--The Index."

MS & Co. will be the         We have appointed our affiliate, Morgan Stanley &
calculation agent            Co. Incorporated, which we refer to as MS & Co., to
                             act as calculation agent for JPMorgan Chase Bank, the trustee for our senior notes. As calculation agent, MS & Co. will calculate the final average index value, the percentage change in the Index and the supplemental redemption amount, if any, you will receive at maturity and determine whether a market disruption event has occurred.

MSCI is our                  MSCI, which owns the Index and the indices
subsidiary                   comprising the Index, which we refer to as
                             component country indices, is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the design and maintenance of the Index, including decisions regarding the calculation of the Index, such as the addition and deletion of component country indices and component securities and other methodological modifications of the Index. The actions and judgments of MSCI may affect the value of the Index and, consequently, could adversely affect the value of the notes. You should read about certain potentially adverse economic interests that may exist because of our affiliation with MSCI in the section called "Risk
                             Factors--Affiliation of MSCI, MS & Co. and Morgan
                             Stanley."

The notes will be treated    The notes will be treated as "contingent payment
as contingent payment        debt instruments" for U.S. federal income tax
debt instruments for U.S.    purposes, as described in the section of this
federal income tax           pricing supplement called "Description of Notes--
purposes                     United States Federal Income Taxation." Under this
                             treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes which yield will be higher than the stated interest paid on the notes. In addition, any gain recognized by U.S.
                             taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                             "Description of Notes--United States Federal
                             Income Taxation" and the sections called "United
                             States Federal Taxation--Notes--Notes Linked to
                             Commodity Prices, Single Securities, Baskets of
                             Securities or Indices" and "United States Federal
                             Taxation--Backup Withholding" in the accompanying prospectus supplement.

                             If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation."

                             You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

Where you can find           The notes are senior notes issued as part of our
more information on          Series C medium-term note program. You can find a
the notes                    general description of our Series C medium-term
                             note program in the accompanying prospectus supplement dated August 26, 2003. We describe the basic features of this type of note in the sections of the prospectus supplement called
                             "Description of Notes--Fixed Rate Notes" and
                             "--Notes Linked to Commodity Prices, Single
                             Securities, Baskets of Securities or Indices."

                             Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as the notes differs from that of investments in ordinary debt securities. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us              You may contact your local Morgan Stanley branch
                             office or our principal executive offices at 1585
                             Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

The notes may not            There may be little or no secondary market for the
be actively traded           notes. Although we will apply to list the notes on
                             the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co.
                             currently intends to act as a market maker for the notes, but it is not required to do so.

Yield to maturity less than  We will pay interest at the rate of    % on the
interest on ordinary notes   $25 principal amount of each note per year. The
                             interest rate is lower than the interest rate that we would pay on non-index linked notes maturing at the same time as the notes.

Market price of the notes    Several factors, many of which are beyond our
will be influenced by many   control, will influence the value of the notes,
unpredictable factors        including:

                             o the value of the Index at any time and on the specific determination dates

                             o  interest and yield rates in the market

                             o the volatility (frequency and magnitude of changes in value) of the Index

                             o  geopolitical conditions and economic,
                                financial, political, regulatory or judicial events that affect the component securities or stock markets generally and which may affect the final average index value

                             o  the time remaining to the maturity of the notes

                             o the dividend rate on the stocks underlying the Index

                             o  our creditworthiness

                             Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the Index is at, below or not sufficiently above the initial index value or if market interest rates rise.

                             You cannot predict the future performance of the Index based on its historical performance. In addition, there can be no assurance that the final
                             average index value will increase by at least    %
                             from the initial index value so that you will receive at maturity any supplemental redemption amount in addition to the principal amount of $25 per note.

Potential risks of           The underlying stocks that constitute the Index
investing in a security      have been issued by companies in various European
linked to foreign shares     and Asian countries, Australia and New Zealand.
                             Investments in securities indexed to the value of such foreign equity securities involve risks associated with the securities market in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and generally foreign companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S.
                             reporting companies.

                             The prices of securities in Europe, Asia, Australia and New Zealand may be affected by political, economic, financial and social factors in such jurisdictions, including changes in a country's government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from economies in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments, like the recession experienced by the Japanese economy and certain other Asian economies.

The notes are subject to     Because the prices of the component securities are
currency exchange risk       converted into U.S. dollars for purposes of
                             calculating the value of the component country indices and the Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the countries represented in the Index. An investor's net exposure will depend on the extent to which the currencies of the component country indices strengthen or weaken against the U.S. dollar and the relative weight of each component country index. If, taking into account such weighting, the dollar strengthens against the component currencies, the value of the Index will be adversely affected and the payment at maturity of the notes may be reduced.

                             Of particular importance to potential currency exchange risk are:

                             o  existing and expected rates of inflation

                             o  existing and expected interest rate levels

                             o  the balance of payments

                             o  the extent of governmental surpluses or
                                deficits in the component countries and the United States of America

                             All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Investing in the notes is    Because the final average index value is based on
not equivalent to investing  the closing value of the Index on the seven
in the Index                 determination dates during the term of the notes,
                             it is possible for the final average index value to be lower than the initial index value even if the value of the Index at maturity is higher than the initial index value. A decrease in the value of the Index on any one determination date could more than offset the increases in the value of the Index on the other determination dates.

Affiliation of MSCI,         MSCI and MS & Co., the calculation agent, are each
MS & Co. and                 our subsidiaries. MSCI is responsible for
Morgan Stanley               calculating and maintaining the Index and the
                             guidelines and policies governing its composition and calculation. Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.

                             The policies and judgments for which MSCI is responsible concerning additions, deletions, substitutions and weightings of the component country indices and of the component securities and the manner in which certain changes affecting such underlying securities are taken into account may affect the value of the Index. The inclusion of a stock in a component country index is not an investment recommendation by Morgan Stanley or MSCI of that stock. Furthermore, the policies and judgments for which MSCI is responsible with respect to the calculation of the Index, including, without limitation, the selection of the foreign exchange rates used for the purpose of establishing the daily prices of the component securities, could also affect the value of the Index.

                             It is also possible that MSCI may discontinue or suspend calculation or dissemination of the Index and that, consequently, MS & Co., as calculation agent, would have to select a successor or substitute index, or itself calculate an index value, from which to calculate the final average index value and the payment at maturity of the notes. MS & Co. could have an economic interest that is different from that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated by MS & Co. or any of its affiliates.

                             MS & Co. and MSCI are under no obligation to consider your interests as an investor in the notes and will not do so. Any such actions or judgments by MSCI or MS & Co. could adversely affect the value of the notes. See "Description of Notes--The Index--Maintenance of the Index and the Component Country Indices," "--The Index-- Affiliation of MSCI, MS & Co. and Morgan Stanley" and "--Discontinuance of the Index; Alteration of Method of Calculation" below.

You have no                  Investing in the notes is not equivalent to
shareholder rights           investing in the Index, the component country
                             indices, the component region indices or the component securities. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the component securities.

Adverse economic interests   Because the calculation agent, MS & Co., is our
of the calculation agent     affiliate, the economic interests of the
and its affiliates may       calculation agent and its affiliates may be
affect determinations        adverse to your interests as an investor in the
                             notes. As calculation agent, MS & Co. will determine the initial index value and calculate the final average index value, the percentage change in the Index and the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of Notes--Market
                             Disruption Event" and "--Discontinuance of the Index; Alteration of Method of Calculation."

Hedging and trading          MS & Co. and other affiliates of ours will carry
activity by the calculation  out hedging activities related to the notes,
agent and its affiliates     including trading in the component securities as
could potentially affect     well as in other instruments related to, based on
the value of the Index       or linked to the Index, the component country
                             indices, the component region indices or the component securities. MS & Co. and some of our other subsidiaries also trade the component securities and other financial instruments, such as futures or options contracts or exchange traded funds related to, based on or linked to the Index, the component country indices, the component region indices or the component securities on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we offer the notes for initial sale to the public could potentially increase the initial index value and, as a result, potentially increase the value at which the Index must close, on average, on the determination dates before you receive any supplemental redemption amount.
                             Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the Index on the determination dates and, accordingly, the amount of cash you will receive at maturity.

The notes will be treated    You should also consider the U.S. federal income
as contingent payment        tax consequences of investing in the notes. The
debt instruments             notes will be treated as "contingent payment debt
for U.S. federal income      instruments" for U.S. federal income tax purposes,
tax purposes                 as described in the section of this pricing
                             supplement called "Description of Notes--United
                             States Federal Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes, which yield will be higher than the stated interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                             "Description of Notes--United States Federal
                             Income Taxation" and the sections called "United
                             States Federal Taxation--Notes--Notes Linked to
                             Commodity Prices, Single Securities, Baskets of
                             Securities or Indices" and "United States Federal
                             Taxation--Backup Withholding" in the accompanying prospectus supplement.

                             If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation."

                             You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "note" refers to each $25
principal amount of any of our    % Capital Protected Notes due March 30, 2011
Based on the Value of the MSCI EAFE Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount...    $

Original Issue Date
(Settlement Date)............            , 2004

Maturity Date................    March 30, 2011, subject to extension in
                                 accordance with the following paragraph in the event of a Market Disruption Event on the final Determination Date for calculating the Final Average Index Value.

                                 If, due to a Market Disruption Event or
                                 otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Determination Date as postponed. See "--Determination Dates" below.

Interest Rate................       % per annum (equivalent to $         per
                                 annum per note)

Interest Payment Dates.......    Each March 30 and September 30, commencing
                                 September 30, 2004 to and including the
                                 Maturity Date.

                                 If the scheduled Maturity Date is postponed due to a Market Disruption Event or otherwise, we will pay interest on the Maturity Date as postponed rather than on March 30, 2011, but no interest will accrue on the Notes or on such payment during the period from or after the scheduled Maturity Date.

Record Date..................    The Record Date for each Interest Payment Date,
                                 including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 15 calendar days prior to such scheduled
                                 Interest Payment Date, whether or not that date is a Business Day.

Specified Currency...........    U.S. dollars

CUSIP Number.................    61746S190

Minimum Denominations........    $25

Issue Price..................    $25 (100%)

Maturity Redemption Amount...    At maturity, upon delivery of the Notes to the
                                 Trustee, we will pay with respect to the $25 principal amount of each Note an amount in cash equal to $25 plus the Supplemental
                                 Redemption Amount, if any.

                                 We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $25 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such

                                 Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Discontinuance of the Index; Alteration of Method of Calculation" and "--Book Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption
Amount.......................    The Supplemental Redemption Amount is equal to
                                 the amount, if any, by which (i) the
                                 Index-linked Performance Amount exceeds (ii)
                                 $       , which is the total amount of interest
                                 payments payable over the term of the Notes, including on the Maturity Date.

Index-linked Performance
Amount.......................    The Index-linked Performance Amount is equal to
                                 (i) $25 times (ii) the Index Percent Change.
                                 The Calculation Agent will calculate the Index-linked Performance Amount on the final
                                 Determination Date.

Index Percent Change.........    The Index Percent Change is a fraction, the
                                 numerator of which will be the Final Average
                                 Index Value minus the Initial Index Value and the denominator of which will be the Initial
                                 Index Value. The Index Percent Change is described by the following formula:

                                 Final Average Index Value - Initial Index Value
                                 -----------------------------------------------
                                               Initial Index Value

Initial Index Value..........            , the Index Closing Value on the day we
                                 offer the Notes for initial sale to the
                                 public.

Final Average Index Value....    The arithmetic average of the Index Closing
                                 Values on the Determination Dates, as
                                 determined by the Calculation Agent.

Index Closing Value..........    The Index Closing Value on any Index Business
                                 Day will equal the value of the Index at the relevant official weekday time of publication in London (or the relevant location of any Successor Index (as defined under
                                 "--Discontinuance of the Index; Alteration of Method of Calculation" below)) on such Index
                                 Business Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under "--Discontinuance of the Index;
                                 Alteration of Method of Calculation."

                                 In this "Description of Notes," references to the Index will include any Successor Index, unless the context requires otherwise.

Determination Dates..........    The Determination Dates will be March 30, 2005,
                                 March 30, 2006, March 30, 2007, March 30,
                                 2008, March 30, 2009, March 30, 2010 and March
                                 28, 2011, in each such case subject to
                                 adjustment for Market Disruption Events as described in the following paragraphs in this section.

                                 If any of the first six scheduled Determination Dates is not an Index Business Day or if a Market Disruption Event occurs on any such date, such Determination Date will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Index Business Days immediately succeeding any of the first six Determination Dates, then
                                 (i) such fifth succeeding Index Business Day will be deemed to be the relevant Determination Date, notwithstanding the occurrence of a Market Disruption Event on such day, and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the Index on such fifth Index Business Day in accordance with the formula for and method of calculating the value of the Index last in effect prior to the commencement of the Market Disruption Event, using the closing price and number of shares in the Index (the "share amount") for each of the Component Securities (as defined under "--The Index" below), determined as described below.

                                 The closing prices and share amounts for the Component Securities with respect to which a Market Disruption Event has not occurred (determined as described in the following paragraph) on such fifth Index Business Day will be determined by the Calculation Agent on such fifth Index Business Day using the closing prices and share amounts for the Component Securities at the regular official weekday time of publication of the Index in London (or the relevant location of any Successor Index) on such Index Business Day. The closing price and share amount for each Component Security with respect to which a Market Disruption Event has occurred on such fifth Index Business Day will be determined by the Calculation Agent on such fifth Index Business Day using the closing price and share amount (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price and share amount that would have prevailed but for such suspension or limitation) on such Index Business Day.

                                 A Market Disruption Event will be deemed to have occurred with respect to a Component Security if it is included in the Component Country Index or the Component Region Index (each as defined below) that triggered the Market Disruption Event with respect to the Index.

                                 If March 28, 2011 (the final scheduled
                                 Determination Date) is not an Index Business
                                 Day or if there is a Market Disruption Event on such day, the final Determination Date will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred.

Trading Day..................    A day, as determined by the Calculation Agent,
                                 on which trading is generally conducted on the New York Stock Exchange ("NYSE"), the AMEX, the Nasdaq National Market, the Chicago
                                 Mercantile Exchange and the Chicago Board of
                                 Options Exchange and in the over-the-counter market for equity securities in the United
                                 States.

Index Business Day...........    Any day other than a Saturday or Sunday on
                                 which the Index (or Successor Index) is
                                 calculated.

Book Entry Note or
Certificated Note............    Book Entry.  The Notes will be issued in the
                                 form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes.
                                 Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of
                                 Securities--Global Securities--Registered
                                 Global Securities" in the accompanying
                                 prospectus.

Senior Note or Subordinated
Note.........................    Senior

Trustee......................    JPMorgan Chase Bank

Agent........................    Morgan Stanley & Co. Incorporated and its
                                 successors ("MS & Co.")

Market Disruption Event......    "Market Disruption Event" means, with respect
                                 to the Index,

                                    (i) a suspension, absence or material
                                    limitation of trading of Component
                                    Securities then constituting 20 percent or more of the value of a Component Country Index or a Component Region Index on the Relevant Exchanges for such Component Securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges; or a breakdown or failure in the reporting systems of MSCI or in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for Component Securities then constituting 20 percent or more of the value of a Component Country Index or a Component Region Index during the last one-half hour preceding the close of the principal trading session on such Relevant Exchanges are materially inaccurate; or the suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Index, any Component Country Index, any Component Region Index or Component Securities constituting 20 percent or more of the value of a Component Country Index or a Component Region Index for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to adjust or unwind all or a material portion of the hedge with respect to the Notes.

                                 For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a Component Security is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Component Country Index or Component Region Index, as applicable, shall be based on a comparison of
                                 (x) the portion of the value of the Component Country Index or Component Region Index attributable to that security relative to (y) the overall value of the Component Country Index or Component Region Index, in each case immediately before that suspension or limitation.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Index, any Component Country Index or any Component Region Index or on Component Securities constituting 20 percent or more of the value of a Component Country Index or a Component Region Index by the primary securities market trading in such contracts by reason of (x) a price change exceeding limits set by such exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index, any Component Country Index, any Component Region Index or to Component Securities constituting 20 percent or more of the value of a Component Country Index or Component Region Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Index, any Component Country Index, any Component Region Index or to Component Securities constituting 20 percent or more of the value of a Component Country Index or Component Region Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances. The MSCI Europe Index and the MSCI Far East Index (each a "Component Region Index") comprise the Component Securities in the Component Country Indices (described below in "--The Index--Index Calculation") within such region.

Relevant Exchange............    "Relevant Exchange" means the primary exchange
                                 or market of trading for any security then included in the Index or any Successor Index.

Alternate Exchange
Calculation in Case of an
Event of Default ...........     In case an event of default with respect to the
                                 Notes shall have occurred and be continuing,
                                 the amount declared due and payable for each
                                 Note upon any acceleration of the Notes (the
                                 "Acceleration Amount") will be equal to (i)
                                 accrued but unpaid interest to but excluding
                                 the date of acceleration plus (ii) the
                                 Maturity Redemption Amount determined (A) as
                                 though the Index Closing Value for any
                                 Determination Date scheduled to occur on or
                                 after such date of acceleration were the Index
                                 Closing Value on the date of acceleration and
                                 (B) by subtracting $        , the total amount
                                 of interest that would have been payable over the term of the Notes notwithstanding the acceleration of the Notes, from the Index-linked Performance Amount to derive the Supplemental Redemption Amount.

                                 If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent............    MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                 All calculations with respect to the Final
                                 Average Index Value and the Index-linked
                                 Performance Amount will be made by the
                                 Calculation Agent and will be rounded to the nearest one hundred- thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the Supplemental Redemption Amount and the Maturity Redemption Amount payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                                 Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, the Final Average Index Value, the Index Percent Change, the Index-linked Performance Amount, the Supplemental Redemption Amount, if any, or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of the Index; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The Index....................    We have derived all information contained in
                                 this Pricing Supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan
                                 Stanley, through numerous data vendors and on the MSCI website and in real time on Bloomberg
                                 Financial Markets and Reuters Limited. See
                                 "--Affiliation of MSCI, MS & Co. and Morgan
                                 Stanley" below. Neither MSCI nor Morgan
                                 Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the Index.

                                 The Index is intended to provide performance benchmarks for the developed equity markets in Europe, Australia and the Far East, which are Australia, Austria, Belguim, Demark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

                                 Index Calculation

                                 The performance of the Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the "Component Securities") constituting the MSCI indexes for the 21 selected countries (the "Component Country Indices"). Each Component Country Index is a sampling of equity securities across industry groups in such country's equity markets. See "--Maintenance of the Index and the Component Country Indices" below.

                                 Prices used to calculate the Component
                                 Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by the WM Company at 5 p.m. Central Europe Time. The U.S. dollar value of the Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The Index was launched on December 31, 1969 at an initial value of 100.

                                 Maintenance of the Index and the Component
                                 Country Indices

                                 In order to maintain the representativeness of the Index, structural changes to the Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities. Currently, such changes in the Index may only be made on four dates throughout the year: after the last scheduled Index close of each February, May, August and November.

                                 MSCI may add additional Component Country
                                 Indices to the Index or subtract one or more of its current Component Country Indices prior to the expiration of the Notes. Any such adjustments are made to the Index so that the value of the Index at the effective date of such change is the same as it was immediately prior to such change.

                                 Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each Component Country Index, emphasis is also placed on its continuity and on minimizing turnover in the index.

                                 MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

                                 Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

                                 The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance. These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in "foreign inclusion factors" and in number of shares. Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over- or under- representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI's pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

                                 The annual full Component Country Index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly index reviews. During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above. The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

                                 Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the Component Country Indices is reflected in the Index.

                                 Selection of Component Securities and
                                 Calculating and Adjusting for Free Float

                                 The selection of the Component Securities for each Component Country Index is based on the following guidelines:

                                    (i) Define the universe of listed securities within each country;

                                    (ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;

                                    (iii) Classify securities into industry
                                    groups under the Global Industry
                                    Classification Standard (GICS); and

                                    (iv) Select securities for inclusion
                                    according to MSCI's index construction rules and guidelines.

                                 To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security's share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

                                 MSCI will then derive a "foreign inclusion factor" for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then "float-adjust" the weight of each constituent company in an index by the company's foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI's indices.

                                 Once the free float factor has been determined for a security, the security's total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

                                 These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

                                 The Index is Subject to Currency Exchange Risk

                                 Because the closing prices of the Component
                                 Securities are converted into U.S. dollars for purposes of calculating the value of the Index, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. Dollar and the relative weight of the Component Securities in the Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the Index will be adversely affected and may reduce or eliminate any Supplemental Redemption Amount. Fluctuations in currency exchange rates can have a continuing impact on the value of the

                                 Index, and any negative currency impact on the Index may significantly decrease the value of the Notes. The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the Index, which is converted into U.S. dollars.

                                 Affiliation of MSCI, MS & Co. and Morgan
                                 Stanley

                                 Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the Index and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI. MSCI(R) is a registered trademark and service mark of MSCI.

                                 BECAUSE EACH OF MSCI AND MS & CO. IS A
                                 SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC
                                 INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE FINAL AVERAGE INDEX VALUE AND THE SUPPLEMENTAL REDEMPTION AMOUNT. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.

                                 MSCI maintains policies and procedures
                                 regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the Index prior to its dissemination.

                                 It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the Index.

Discontinuance of the Index;
Alteration of Method
of Calculation...............    If MSCI discontinues publication of the Index
                                 and any entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a "Successor Index"), then the relevant Index Closing Value will be determined by reference to the value of such Successor Index at the appropriate time of publication, as determined by the Calculation
                                 Agent on the applicable Determination Date.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three business days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                 If MSCI discontinues publication of the Index prior to, and such discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the closing price and share amount (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Notes.

                                 If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value and Index-linked Performance Amount with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information.......    The following table sets forth the high and low
                                 daily closing values, as well as end-of-period closing values, of the Index for each quarter in the period from January 1, 1999 through December 30, 2003. The Index Closing Values listed below were obtained from Bloomberg
                                 Financial Markets. We believe all such
                                 information to be accurate.

                                 The historical values of the Index should not be taken as an indication of future performance of the Index. The value of the Index may be lower on the Determination Dates than on the date of this pricing supplement so that you will not receive any Supplemental Redemption Amount. We cannot give you any assurance that the average value of the Index on the Determination Dates will be sufficiently higher than the Initial Index Value so that you will receive a Supplemental Redemption Amount at maturity.

                                                               MSCI EAFE Index Closing Values
                                                            -----------------------------------
                                                                                        Period
                                                              High           Low          End
                                                            -------       --------     --------

                                 1999
                                 First Quarter............  1,466.50      1,331.10     1,419.51
                                 Second Quarter...........  1,487.90      1,393.82     1,450.56
                                 Third Quarter............  1,542.29      1,436.21     1,509.05
                                 Fourth Quarter...........  1,760.04      1,489.93     1,760.04
                                 2000
                                 First Quarter............  1,774.13      1,646.62     1,753.16
                                 Second Quarter ..........  1,738.67      1,553.44     1,678.61
                                 Third Quarter............  1,703.53      1,511.67     1,538.51
                                 Fourth Quarter...........  1,550.87      1,424.07     1,492.41
                                 2001
                                 First Quarter............  1,495.36      1,220.79     1,282.99
                                 Second Quarter...........  1,386.40      1,248.98     1,261.49
                                 Third Quarter............  1,271.95        995.59     1,080.95
                                 Fourth Quarter...........  1,178.79      1,072.45     1,154.96
                                 2002
                                 First Quarter............  1,179.43      1,060.01     1,155.60
                                 Second Quarter...........  1,190.24      1,073.77     1,123.01
                                 Third Quarter............  1,128.11        881.44       897.05
                                 Fourth Quarter...........    988.28        857.43       952.65
                                 2003
                                 First Quarter............    984.21        823.51       868.55
                                 Second Quarter...........  1,074.97        876.58     1,025.74
                                 Third Quarter............  1,138.13      1,024.11     1,103.39
                                 Fourth Quarter (through
                                    December 30, 2003)....  1,281.26      1,124.33     1,281.26

                                 Source: Bloomberg Financial Markets

License Agreement between
MSCI and MS & Co.............    MSCI and Morgan Stanley will enter into a non-
                                 exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, of the right to use the Index, which is owned and published by MSCI, in connection with certain securities, including the Notes.

                                 The license agreement between MSCI and Morgan Stanley will provide that the following language must be set forth in this Pricing
                                 Supplement:

                                 THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI (SAVE THE ISSUER, BEING AN AFFILIATE OF MSCI) OR ANY OTHER PERSON INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX (COLLECTIVELY, THE "MSCI PARTIES"). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MORGAN STANLEY. NO MSCI PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE INVESTORS IN THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR INVESTOR IN THE NOTES. NO MSCI PARTY HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR INVESTORS IN THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NO MSCI PARTY IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NO MSCI PARTY HAS ANY OBLIGATION OR LIABILITY TO THE INVESTORS IN THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

                                 ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR
                                 INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NO MSCI PARTY WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NO MSCI PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE

                                 OBTAINED BY THE ISSUER OF THE NOTES, INVESTORS IN THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NO MSCI PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NO MSCI PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND EACH MSCI PARTY HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY MSCI PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                 The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability that the issuer may make elsewhere in this pricing supplement or the accompanying prospectus supplement or prospectus or otherwise to prospective or actual purchasers of or investors in the Notes.

                                 No purchaser, seller or holder of this
                                 security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark in any manner of endorsement without first contacting MSCI to determine whether MSCI's permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Use of Proceeds and Hedging..    The net proceeds we receive from the sale of
                                 the Notes will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                                 On or prior to the day we offer the Notes for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in the Component Securities, in futures or options contracts or exchange traded funds on the Index, the Component Country Indices, the Component Region Indices or the Component Securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the Index, and, therefore, the value at which the Index must close, on average, on the Determination Dates before you would receive at maturity a payment that exceeds the principal amount of $25 per Note. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling the Component Securities, futures or options contracts or exchange traded funds on the Index, the Component Country Indices, the Component Region Indices or the Component Securities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling such securities on the Determination Dates. We cannot give any assurance that our hedging activities will not affect the value of the Index on the Determination Dates and, therefore, adversely affect the value of the Notes or the payment that you will receive at maturity.

Supplemental Information
Concerning Plan of
Distribution.................    Under the terms and subject to the conditions
                                 contained in the U.S. distribution agreement
                                 referred to in the prospectus supplement under
                                 "Plan of Distribution," the Agent, acting as
                                 principal for its own account, has agreed to
                                 purchase, and we have agreed to sell, the
                                 principal amount of Notes set forth on the
                                 cover of this pricing supplement. The Agent
                                 proposes initially to offer the Notes directly
                                 to the public at the public offering price set
                                 forth on the cover page of this pricing
                                 supplement plus accrued interest, if any, from
                                 the Original Issue Date. The Agent may allow a
                                 concession not in excess of    % of the
                                 principal amount of the Notes to other dealers, which may include Morgan Stanley & Co.
                                 International Limited and Bank Morgan Stanley
                                 AG. We expect to deliver the Notes against payment therefor in New York, New York on
                                             , 2004. After the initial offering,
                                 the Agent may vary the offering price and other selling terms from time to time.

                                 In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or the Component Securities in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                 General

                                 No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                 The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                 Brazil

                                 The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                 Chile

                                 The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                 Hong Kong

                                 The Notes may not be offered or sold in Hong
                                 Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                 Mexico

                                 The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                 Singapore

                                 This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

ERISA Matters for Pension
Plans and Insurance
Companies....................    Each fiduciary of a pension, profit-sharing or
                                 other employee benefit plan subject to the Employee Retirement Income Security Act of
                                 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                 In addition, we and certain of our
                                 subsidiaries and affiliates, including MS &
                                 Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                 The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                 Because we may be considered a party in
                                 interest with respect to many Plans, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or
                                 Section 4975 of the Code.

                                 Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                 Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the Notes.

                                 Purchasers of the Notes have exclusive
                                 responsibility for ensuring that their
                                 purchase and holding of the Notes do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal
Income Taxation..............    The following summary is based on the opinion
                                 of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Notes purchasing the Notes at the Issue Price, who will hold the

                                 Notes as capital assets within the meaning of
                                 Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to an investor in light of its particular circumstances or to investors that are subject to special rules, such as:

                                 o  certain financial institutions;
                                 o dealers and certain traders in securities or foreign currencies;
                                 o  investors holding Notes as part of a
                                    hedging transaction, straddle, conversion or other integrated transaction;
                                 o  U.S. Holders, as defined below, whose
                                    functional currency is not the U.S. dollar;
                                 o  partnerships;
                                 o nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;
                                 o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                 o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                                 o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States; and
                                 o Non-U.S. Holders who are individuals having a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States.

                                 If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                 U.S. Holders

                                 This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                 o  a citizen or resident of the United States;
                                 o a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or
                                 o  an estate or trust the income of which is
                                    subject to U.S. federal income taxation
                                    regardless of its source.

                                 The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income and withholding tax consequences of ownership and disposition of a contingent payment debt instrument.

                                 In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that such yield will be higher than the yield provided by the interest actually paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID but will not be required to include separately in income the semi-annual coupons received. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                                 The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield"), and is determined at the time of the issuance of the Notes. We have determined that the "comparable yield" is an annual rate of compounded semi-annually. Based on our
                                 determination of the comparable yield, the
                                 "projected payment schedule" for a Notes
                                 (assuming each Notes has an issue price of $25 for U.S. federal income tax purposes) consists of the semi-annual coupons and an additional
                                 projected amount equal to $         due at
                                 maturity.

                                 The following table states the amount of OID that will be deemed to have accrued with respect to a Notes during each accrual period (which accrual periods are computed using a day count convention of 30 days per month and 360 days per year) that ends in each six-month period (other than the initial period) ending on March 31 and September 30 of each year, based upon our determination of the comparable yield and the projected payment schedule:


                                                                      OID         TOTAL OID
                                                                   DEEMED TO      DEEMED TO
                                                                   ACCRUE PER   HAVE ACCRUED
                                                                      NOTE      PER NOTE FROM
                                                                     DURING    ORIGINAL ISSUE
                                                                      EACH     DATE AS OF END
                                        PERIOD                       PERIOD     OF THE PERIOD
                                 -----------------------------     ----------  ---------------
                                 Original Issue Date through
                                     March 31, 2004...........     $              $
                                 April 1, 2004 through
                                     September 30, 2004.......     $              $
                                 October 1, 2004 through
                                     March 31, 2005...........     $              $
                                 April 1, 2005 through
                                     September 30, 2005.......     $              $


                                     PS-30


                                                                      OID         TOTAL OID
                                                                   DEEMED TO      DEEMED TO
                                                                   ACCRUE PER   HAVE ACCRUED
                                                                      NOTE      PER NOTE FROM
                                                                     DURING    ORIGINAL ISSUE
                                                                      EACH     DATE AS OF END
                                        PERIOD                       PERIOD     OF THE PERIOD
                                 -----------------------------     ----------  ---------------
                                 October 1, 2005 through
                                     March 31, 2006...........     $               $
                                 April 1, 2006 through
                                     September 30, 2006.......     $               $
                                 October 1, 2006 through
                                     March 31, 2007...........     $               $
                                 April 1, 2007 through
                                     September 30, 2007.......     $               $
                                 October 1, 2007 through
                                     March 31, 2008...........     $               $
                                 April 1, 2008 through
                                     September 30, 2008.......     $               $
                                 October 1, 2008 through
                                     March 31, 2009...........     $               $
                                 April 1, 2009 through
                                     September 30, 2009.......     $               $
                                 October 1, 2009 through
                                     March 31, 2010...........     $               $
                                 April 1, 2010 through
                                     September 30, 2010.......     $               $
                                 October 1, 2010 through
                                    March 30, 2011............     $               $

                                 The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments on a Notes.

                                 Non-U.S. Holders

                                 This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                 o  a nonresident alien individual;
                                 o  a foreign corporation; or
                                 o  a foreign trust or estate.

                                 Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Notes. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note, will not be subject to U.S. federal income or withholding tax, provided that:

                                 o such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and
                                 o  the certification required by Section
                                    871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                 Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding the reporting requirements, including reporting requirements for foreign partnerships and their partners.

                                 Estate Tax. Subject to benefits provided by an applicable estate tax treaty, a Note held by an individual who is a Non-U.S. Holder will not be subject to U.S. federal estate tax upon the individual's death unless, at such time, interest payments on the Notes would have been:

                                 o  subject to U.S. federal withholding tax
                                    without regard to the W-8BEN certification requirement described above, not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty; or
                                 o effectively connected to the conduct by the holder of a trade or business in the United States.

                                 Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.


                                     PS-32